                                                                  EXHIBIT 99T3A

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           SHEFFIELD STEEL CORPORATION

     The undersigned officers, on behalf of Sheffield Steel Corporation, a Delaware corporation (the "Corporation"), do hereby certify as follows:

     1. The Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") was originally filed with the Delaware Secretary of State on August 14, 1981, according to the provisions of the Delaware General Corporation Law under the name "HMK Industries of Oklahoma, Inc.," and was amended on December 5, 1984 (as corrected on December 14, 1984), March 9, 1988, April 30, 1993, and October 5, 1993.

     2. This Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") has been duly adopted in accordance with the provisions of Sections 245 and 303 of the Delaware General Corporation Law, the making of this Restated Certificate of Incorporation having been duly authorized and approved by the United States Bankruptcy Court for the Northern District of Oklahoma, which has jurisdiction over a proceeding involving the reorganization of the Corporation under Chapter 11 of Title 11 of the United States Code, in its Order Confirming Second Amended and Restated Joint Plan of Reorganization dated July 26, 2002.

     3. The text of the Certificate of Incorporation of Sheffield Steel Corporation, as amended, is hereby amended and restated in its entirety by this Restated Certificate of Incorporation to provide as follows:

     FIRST. The name of the Corporation is Sheffield Steel Corporation.

     SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is seven million five hundred thousand (7,500,000) shares of Common Stock of the par value of one cent ($0.01) per share. Each share of Common Stock issued by the Corporation shall entitle the holder thereof to one (1) vote on all matters upon which the shareholders of the Corporation are entitled to vote. The Corporation shall have no authority to issue non-voting stock.

     FIFTH. The bylaws may be adopted, altered, amended or repealed by the Board of Directors. Election of directors need not be by ballot unless the bylaws so provide.

     SIXTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     SEVENTH. (1) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended from time to time, a director of this Corporation shall not be liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

         (2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (3) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the

Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

         (4) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (2) and (3) of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (5) Any indemnification under paragraphs 2 and 3 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth therein. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

         (6) Expenses (including attorneys' fees) incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

         (7) The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (8) The Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or would be required to indemnify such person against such liability under the provisions of this Article or of the Delaware General Corporation Law.

     EIGHTH. The Corporation hereby elects not to be governed by the provisions of Section 203 of the Delaware General Corporation Law, effective from and after the date under which this Article is effective according to subsection (b) of such section.

     NINTH. The names and mailing addresses of the directors of the Corporation, who shall serve as the directors of the Corporation from the effective date of this Restated Certificate of Incorporation until such time as their successors are elected and have qualified, are as follows:

       John V. Koerber               220 North Jefferson Street
                                     Sand Springs, Oklahoma 74063

       Richard Conway                220 North Jefferson Street
                                     Sand Springs, Oklahoma 74063

       Robert L. Purdum              220 North Jefferson Street
                                     Sand Springs, Oklahoma 74063

       Kevin Flannery                220 North Jefferson Street
                                     Sand Springs, Oklahoma 74063

       James P. Nolan                220 North Jefferson Street
                                     Sand Springs, Oklahoma 74063

     TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the undersigned officers have executed this Restated Certificate of Incorporation this 9th day of August, 2002.

                                    SHEFFIELD STEEL CORPORATION

                                    By:  /s/ James P. Nolan
                                         ---------------------------------------
                                         James P. Nolan, President

ATTEST:

/s/ Stephen R. Johnson
--------------------------------------------
Stephen R. Johnson, Assistant Secretary